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Exhibit 10.51.4

                                  SECURITY AGREEMENT

DATE:     January 16, 1998

DEBTOR: Douglas Motors, Inc., a Colorado corporation

DEBTOR'S MAILING ADDRESS:     1650 W. 104th Avenue
                              Thornton, Colorado 80234

SECURED PARTY: R. Douglas Spedding

SECURED PARTY'S MAILING ADDRESS:   32 Princeville Lane
                                   Las Vegas, Nevada 89116

COLLATERAL: All used vehicles, including all additions and accessions thereto and replacements and substitutions therefor; all of the foregoing, whether now owned or hereafter acquired and wherever located; and all proceeds from the sale, lease, or other disposition of any of the foregoing.

OBLIGATION: That certain Promissory Note (the "Note") dated January 16, 1998, in the principal amount of up to $1,500,000, executed by Douglas Motors, Inc., payable to the order of R. Douglas Spedding.

     Subject to the terms of this agreement, Debtor grants to Secured Party a security interest in the collateral and all its proceeds to secure payment and performance of Debtor's obligation in this security agreement and all renewals and extensions of any of the obligation.

DEBTOR'S WARRANTIES

     1. Financing Statement. Except for (a) that in favor of Secured Party, and (b) those in favor of Toyota Motor Credit Corporation, no financing statement covering the collateral is filed in any public office.

     2. Ownership. Debtor owns the collateral and has the authority to grant this security interest. Ownership is free from any setoff, claim, restriction, lien, security interest, or encumbrance except this security interest, the security interests in favor of Toyota Motor Credit Corporation, and liens for taxes not yet due.

     3. Fixtures. None of the collateral is affixed to real estate, or will become a fixture, except as expressly provided in this agreement.

     4. Financial Statements. All information about Debtor's financial condition provided to Secured Party was accurate when submitted, as will be any information subsequently provided.

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DEBTOR'S COVENANTS

     1. Protection of Collateral. Debtor will (a) defend the collateral against all claims and demands adverse to Secured Party's interest in it, and
(b) keep it free from all liens and security interests, except for taxes not yet due, this security interest and the security interests in favor of Toyota Motor Credit Corporation. The collateral will remain in Debtor's possession or control at all times, except as otherwise provided in this agreement. Debtor will maintain the collateral in good condition and protect it against misuse, abuse, waste, and deterioration except for ordinary wear and tear resulting from its intended use.

     2. Insurance. Debtor will insure the collateral in accord with Secured Party's reasonable requirements regarding choice of carrier, casualties insured against, and amount of coverage. Policies will be written in favor of Debtor and Secured Party according to their respective interests or according to Secured Party's other requirements. All policies will provide that Secured Party will receive at least ten days' notice before cancellation, and the policies or certificates evidencing them will be provided to Secured Party when issued. Debtor assumes all risk of loss and damage to the collateral to the extent of any deficiency in insurance coverage. Debtor irrevocably appoints Secured Party as attorney-in-fact to collect any return, unearned premiums, and proceeds of any insurance on the collateral and to endorse any draft or check deriving from the policies and made payable to Debtor.

     3. Secured Party's Costs. Debtor will pay all expenses incurred by Secured Party in obtaining, preserving, perfecting, defending, and enforcing this security interest or the collateral and in collecting or enforcing the Note. Expenses for which Debtor is liable include, but are not limited to, taxes, assessments, reasonable attorney's fees, and other legal expenses. These expenses will bear interest from the dates of payments at the highest rate stated in the Note, and Debtor will pay Secured Party this interest on demand at a time and place reasonably specified by Secured Party. These expenses and interest will be part of the obligation and will be recoverable as such in all respects.

     4. Additional Documents. Debtor will sign any papers that Secured Party considers necessary to obtain, maintain, and perfect this security interest or to comply with any relevant law.

     5. Notice of Changes. Debtor will immediately notify Secured Party of any material change in the collateral; change in Debtor's name, address, or location; change in any matter warranted or represented in this agreement; change that may affect this security interest; and any event of default.

     6. Use and Removal of Collateral. Debtor will use the collateral primarily as inventory unless Secured Party consents otherwise in writing. Debtor will not permit the collateral to be affixed to any real estate, to be or to become a fixture, except as expressly provided in this agreement.

     7. Sale. Debtor will not sell, transfer, or encumber any of the collateral without the prior written consent of Secured Party, provided that Debtor may sell its used car inventory in the ordinary

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course of business.

RIGHTS AND REMEDIES OF SECURED PARTY

     1. Generally. Secured Party may exercise the following rights and remedies either before or after default:

          a.   take control of any proceeds of the collateral;

          b. release any collateral in Secured Party's possession to any debtor, temporarily or otherwise;

          c. take control of any funds generated by the collateral, such as refunds from and proceeds of insurance, and reduce any part of the obligation accordingly or permit Debtor to use such funds to repair or replace damaged or destroyed collateral covered by insurance; and

          d. demand, collect, convert, redeem, settle, compromise, receipt for, realize on, sue for, and adjust the collateral either in Secured Party's or Debtor's name, as Secured Party desires.

     2. Insurance. If Debtor fails to maintain insurance as required by this agreement or otherwise by Secured Party, then Secured Party may purchase single-interest insurance coverage that will protect only Secured Party. If Secured Party purchases this insurance, its premiums will become part of the obligation.

EVENTS OF DEFAULT

     Each of the following conditions is an event of default:

     1. if Debtor defaults in timely payment or performance of any obligation, covenant, or liability in any written agreement between Debtor and Secured Party or in any other transaction secured by this agreement;

     2. if any warranty, covenant, or representation made to Secured Party by or on behalf of Debtor proves to have been false in any material respect when made;

     3.   if a receiver is appointed for Debtor or any of the collateral;

     4. if the collateral is assigned for the benefit of creditors or, to the extent permitted by law, if bankruptcy or insolvency proceedings commence against or by any of these parties: Debtor; any partnership of which Debtor is a general partner; and any maker, drawer, acceptor, endorser, guarantor, surety, accommodation party, or other person liable on or for any part of the obligation;

     5. if any financing statement regarding the collateral but not related to this security interest

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and not favoring Secured Party is filed other than those in favor of Toyota
Motor Credit Corporation;

     6.   if any lien attaches to any of the collateral; and

     7. if any of the collateral is lost, stolen, damaged, or destroyed, unless it is promptly replaced with collateral of like quality or restored to its former condition.

REMEDIES OF SECURED PARTY ON DEFAULT

     During the existence of any event of default, Secured Party may declare the unpaid principal and earned interest of the obligation immediately due in whole or part, enforce the obligation, and exercise any rights and remedies granted by Article 9 of the Nevada Uniform Commercial Code or by this agreement, including the following:

     1. require Debtor to deliver to Secured Party all books and records relating to the collateral;

     2. require Debtor to assemble the collateral and make it available to Secured Party at a place reasonably convenient to both parties;

     3. take possession of any of the collateral and for this purpose enter any premises where it is located if this can be done without breach of the peace;

     4. sell, lease, or otherwise dispose of any of the collateral in accord with the rights, remedies, and duties of a secured party under Articles 2 and 9 of the Nevada Uniform Commercial Code after giving notice as required by those chapters; unless the collateral threatens to decline speedily in value, is perishable, or would typically be sold on a recognized market. Secured Party will give Debtor reasonable notice of any public sale of the collateral or of a time after which it may be otherwise disposed of without further notice to Debtor; in this event, notice will be deemed reasonable if it is mailed, postage prepaid, to Debtor at the address specified in this agreement at least ten days before any public sale or ten days before the time when the collateral may be otherwise disposed of without further notice to Debtor;

     5. surrender any insurance policies covering the collateral and receive the unearned premium;

     6. apply any proceeds from disposition of the collateral after default in the manner specified in Article 9 of the Nevada Uniform Commercial Code, including payment of Secured Party's reasonable attorney's fees and court expenses; and

     7. if disposition of the collateral leaves the obligation unsatisfied, collect the deficiency from Debtor.

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GENERAL PROVISIONS

     1. Parties Bound. Secured Party's rights under this agreement shall inure to the benefit of its successors and assigns. Assignment of any part of the obligation and delivery by Secured Party of any part of the collateral will fully discharge Secured Party from responsibility for that part of the collateral. If Debtor is more than one, all their representations, warranties, and agreements are joint and several. Debtor's obligations under this agreement shall bind Debtor's personal representatives, successors, and assigns.

     2. Waiver. Neither delay in exercise nor partial exercise of any of Secured Party's remedies or rights shall waive further exercise of those remedies or rights. Secured Party's failure to exercise remedies or rights does not waive subsequent exercise of those remedies or rights. Secured Party's waiver of any default does not waive further default. Secured Party's waiver of any right in this agreement or of any default is binding only if it is in writing. Secured Party may remedy any default without waiving it.

     3. Reimbursement. If Debtor fails to perform any of Debtor's obligations, Secured Party may perform those obligations and be reimbursed by Debtor on demand at the place where the Note is payable for any sums so paid, including attorney's fees and other legal expenses, plus interest on those sums from the dates of payment at the rate stated in the Note for matured, unpaid amounts. The sum to be reimbursed shall be secured by this security agreement.

     4. Interest Rate. Interest included in the obligation shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited to the principal of the obligation or, if that has been paid, refunded. On any acceleration or required or permitted prepayment of the obligation, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal amount of the obligation or, if the principal amount has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the obligation.

     5. Modifications. No provisions of this agreement shall be modified or limited except by written agreement.

     6. Severability. The unenforceability of any provision of this agreement will not affect the enforceability or validity of any other provision.

     7. After-Acquired Consumer Goods. This security interest shall attach to after-acquired consumer goods only to the extent permitted by law.

     8. Applicable Law. This agreement will be construed according to Nevada laws.

     9. Place of Performance. This agreement is to be performed in Clark County, Nevada.

     10. Financing Statement. A carbon, photographic, or other reproduction of this agreement

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or any financing statement covering the collateral is sufficient as a financing statement.

     11. Presumption of Truth and Validity. If the collateral is sold after default, recitals in the bill of sale or transfer will be prima facie evidence of their truth, and all prerequisites to the sale specified by this agreement and by Article 9 of the Nevada Uniform Commercial Code will be presumed satisfied.

     12. Singular and Plural. When the context requires, singular nouns and pronouns include the plural.

     13. Priority of Security Interest. This security interest shall neither affect nor be affected by any other security for any of the obligation. Neither extensions of any of the obligation nor releases of any of the collateral will affect the priority or validity of this security interest with reference to any third person.

      14. Cumulative Remedies. Foreclosure of this security interest by suit does not limit Secured Party's remedies, including the right to sell the collateral under the terms of this agreement. All remedies of Secured Party may be exercised at the same or different times, and no remedy shall be a defense to any other. Secured Party's rights and remedies include all those granted by law or otherwise, in addition to those specified in this agreement.

     15. Agency. Debtor's appointment of Secured Party as Debtor's agent is coupled with an interest and will survive any disability of Debtor.

     DEBTOR:                           DOUGLAS MOTORS, INC.,
                                       a Colorado corporation


                                   By:
                                       ---------------------------------------
                                       Robert W. Hall, Vice President



     SECURED PARTY:                    --------------------------------------
                                       R. Douglas Spedding


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